As filed with the Securities and Exchange Commission on July 29, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POLYPID LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18 Hasivim Street

Petach Tikva 4959376, Israel

(Address and telephone number of Registrant’s principal executive offices)

Dikla Czaczkes Akselbrad
Chief Executive Officer

PolyPid Inc.

372 Franklin Ave.

P.O. Box 558

Nutley, NJ 07110

Telephone: (908) 858-5995

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 35th floor Tel Aviv, Israel 6473925 Tel: +972 74-758-0480

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 29, 2025

PROSPECTUS

POLYPID LTD.

Up to 7,626,514 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, up to 7,626,514 Ordinary Shares, no par value per share, consisting of 7,626,514 Ordinary Shares issuable upon the exercise of warrants (or pre-funded warrants, as described below), or collectively, the Warrants .This prospectus describes the general manner in which the Ordinary Shares may be offered and sold by the selling shareholders. If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. See “Use of Proceeds”. The selling shareholders may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “PYPD.” The last reported sale price of our Ordinary Shares on July 28, 2025 was $3.64 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024, which was filed on February 26, 2025, or the 2024 Annual Report.

Neither the Securities and Exchange Commission, or the SEC, the Israel Securities Authority nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2025

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor any of the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, unless otherwise indicated, all references to the “Company,” “we,” “our” and “PolyPid” refer to PolyPid Ltd., unless we state or the context implies otherwise. References to “U.S. dollars” and “$” are to currency of the United States of America, and references to “shekel”, “Israeli shekel” and “NIS” are to New Israeli Shekels. References to “Ordinary Shares” are to our Ordinary Shares, no par value. We report our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

i

OUR COMPANY

Overview

We are a late-stage biopharmaceutical company focused on developing targeted, locally administered and prolonged-release therapeutics using our proprietary Polymer Lipid Encapsulation matrix, or PLEX, technology. Our product candidates are designed to address diseases with high unmet medical needs by pairing our PLEX technology with drugs already approved by the U.S. Food and Drug Administration, or the FDA, or innovative drug candidates to achieve a novel therapeutic effect. Our PLEX technology is designed to deliver drugs directly to targeted treated sites in the body at predetermined release rates and predetermined durations ranging from several days to several months. We believe that our PLEX technology and product candidates have the potential to significantly improve the management of a variety of medical conditions, including surgical site infections, or SSIs, and cancer. In June 2025, we announced positive topline results from our pivotal SHIELD II Phase 3 trial of D-PLEX100 for the prevention of SSIs in patients undergoing abdominal colorectal surgery with large incisions. Our lead product candidate, D-PLEX100, pairs our novel proprietary PLEX technology with doxycycline, a first-line, broad spectrum and FDA-approved antibiotic D-PLEX100 is administered directly into the surgical site during surgery, and provides a prolonged and continuous release of the broad-spectrum antibiotic, resulting in high local concentration of the drug for a period of 30 days for the prevention of SSIs, including SSIs caused by standard of care antibiotic-resistant bacteria. Infections resulting from surgery can be fatal and create a significant public health burden despite the extensive use of systemically administered antibiotics both pre- and post-operatively and other measures taken to reduce infection risk in the intra-operative setting. In addition to our lead program D-PLEX100, our pipeline includes an early-stage oncology program, OncoPLEX, PolyPid’s lead intra-tumoral cancer therapy drug candidate. The OncoPLEX intra-tumoral cancer therapy program has been evaluated successfully in various animal tumor models, including colon carcinoma, melanoma and glioblastoma.

June 2025 Warrant Inducement Transaction and Private Placement of Warrants

On June 16, 2025, we entered into warrant inducement agreements (the “Inducement Letter”) with certain of our shareholders (each, a “Selling Shareholder”) with respect to certain outstanding warrants to purchase up to an aggregate of 7,626,514 of our Ordinary Shares. Pursuant to the Inducement Letter, the Selling Shareholders agreed to exercise for cash (i) warrants to purchase up to an aggregate of 2,190,121 Ordinary Shares, originally issued on January 9, 2024 (the “January 2024 Warrants”), and (ii) warrants to purchase up to an aggregate of 5,436,393 Ordinary Shares, originally issued on December 26, 2024 (the “December 2024 Warrants,” and collectively, the “Existing Warrants”), at a reduced exercise price of $3.50 per share. In consideration for the immediate exercise of the Existing Warrants, we issued to the Selling Shareholders Warrants to purchase up to an aggregate of 7,626,514 Ordinary Shares at an exercise price of $4.50 per share. The Warrants were exercisable immediately upon issuance and expire twenty-four months from the date of issuance.

The Warrants include a termination provision under which they will automatically terminate and be forfeited on a share-for-share basis if the Selling Shareholder transfers, sells, assigns or otherwise disposes of any Ordinary Shares acquired upon the exercise of the Existing Warrants, unless the Warrants are concurrently exercised. If and once a partial amount of the Warrants are exercised, the corresponding number of Ordinary Shares acquired upon the exercise of the Existing Warrants may be transferred, sold, assigned, or otherwise disposed at the Holder’s discretion. The Warrants are exercisable in whole or in part at the option of the Selling Shareholder, subject to a 24.99% beneficial ownership limitation. In lieu of issuing Ordinary Shares upon exercise of the Warrants, we shall, at the option of the holder of Warrants, issue pre-funded warrants to such holder if, as a result of the exercise of the Warrant, the holder’s (along with its affiliates) beneficial ownership of Ordinary Shares would exceed 4.99% (or, at the discretion of the holder, 9.99% or 24.99%) of our outstanding Ordinary Shares immediately following such exercise. These pre-funded warrants have an exercise price of $0.0001, do not expire until exercised in full, and otherwise carry the same terms as the Warrants. To the extent such pre-funded warrants are exercised, the resale of the Ordinary Shares issuable upon exercise will be deemed to be covered by this prospectus to the same degree as if the resale Ordinary Shares issuable upon the exercise of the Warrants had been covered by this prospectus.

The warrant exercise resulted in gross proceeds to the Company of $26.7 million. The Company intends to use the net proceeds from the sale of the securities for a New Drug Application submission with respect to D-PLEX100, launch preparations, working capital and general corporate purposes.

ABOUT THIS OFFERING

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 7,626,514 Ordinary Shares, consisting of 7,626,514 Ordinary Shares issuable upon the exercise of Warrants. All of the Ordinary Shares, when sold, will be sold by these Selling Shareholders. The Selling Shareholders may sell their Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders.

Ordinary Shares currently outstanding	15,897,201 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholders	Up to 7,626,514 Ordinary Shares, consisting of 7,626,514 Ordinary Shares issuable upon the exercise of Warrants.

Use of proceeds:	The Selling Shareholders will receive all of the proceeds from the sale of any Ordinary Shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders (although we may receive proceeds from any exercise of the Warrants, to the extent such Warrants are exercised by the Selling Shareholders). See “Use of Proceeds.”

Risk factors:	You should read the “Risk Factors” section starting on page 3 of this prospectus and “Item 3. Key Information – D. Risk Factors” in our most recent annual report on Form 20-F, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol:	“PYPD”

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 15,897,201 Ordinary Shares outstanding as of July 27, 2025. This number excludes Ordinary Shares issuable upon exercise of the Warrants and:

●	2,883,421 Ordinary Shares issuable upon the exercise of option outstanding under our Amended and Restated 2012 Share Option Plan, or the 2012 Plan, at a weighted average exercise price of $5.15 per share, of which 728,102 were vested as of July 27, 2025;

●	623,408 Ordinary Shares reserved for issuance and available for future grant under the 2012 Plan;

●	11,124,135 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants and warrants to purchase Ordinary Shares, at a weighted average exercise price of $4.23 per Ordinary Share; and

●	3,553,319 Ordinary Shares held in abeyance pursuant to applicable beneficial ownership limitations under the terms of the Inducement Letter.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and in our periodic reports filed with the SEC, including those set forth under the caption “Summary Risk Factors” and “Item 3. Key Information – D. Risk Factors” in our 2024 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

We conduct our operations in Israel. Conditions in Israel, including Israel’s war against Hamas and Hezbollah and the risk of attacks from Iran, may affect our operations.

Our headquarters and principal offices and most of our operations are located in the State of Israel. In addition, all of our key employees and officers are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could adversely affect our operations. Ongoing and revived hostilities or other Israeli political or economic factors could harm our operations, product development and results of operations.

On October 7, 2023, an unprecedented attack was launched against Israel by terrorists from the Hamas terrorist organization that infiltrated Israel’s southern border from the Gaza Strip and in other areas within the state of Israel attacking civilians and military targets while simultaneously launching extensive rocket attacks on the Israeli population. In response, the Security Cabinet of the State of Israel declared war against Hamas. To date, the State of Israel continues to be at war with Hamas.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation. However, at this time, it is not possible to predict the intensity or duration of the war, nor can we predict how this war will ultimately affect Israel’s economy in general and we continue to monitor the situation closely and examine the potential disruptions that could adversely affect our operations.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. As of July 28, 2025, one of our employees has been called to active military duty. We rely on service providers located in Israel and have entered into certain agreements with Israeli counterparties. Employees of such service providers or contractual counterparties may be called for service in the current or future wars or other armed conflicts with Hamas and such persons may be absent from their positions for a period of time. As of July 29, 2025, we have not been impacted by any absences of personnel at our service providers or counterparties located in Israel. However, military service call ups that result in absences of personnel from us, our service providers or contractual counterparties in Israel may disrupt our operations and absences for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.

Following the attack by Hamas on Israel’s southern border, Hezbollah, a terrorist organization in Lebanon has also launched missile, rocket, and shooting attacks against Israeli military sites, troops, and Israeli towns in northern Israel. In response to these attacks, the Israeli army has carried out a number of targeted strikes on sites belonging to Hezbollah in southern Lebanon and in October 2024, the Israeli military initiated a ground operation in Lebanon, primarily near the Israel-Lebanon border. As of the end of November 2024, Israel entered into a ceasefire agreement with Hezbollah, but there are no guarantees as to whether the agreement will hold or whether further hostilities will resume.

In December 2024, Ba’athist Syria, led by President Bashar al-Assad, collapsed during a major offensive by opposition forces made up of several competing rebel groups. In response, the Israeli Defense Forces took control over a United Nations-designated buffer zone over Mount Hermon that separates Israel and Syria. Simultaneously, Israel conducted targeted military strikes against military assets in Syria, aiming to eliminate any chemical weapons storage sites that could be used by rebel groups and further weaken Iran’s operational capabilities in the region. While the transitional government of Syria has indicated that it is interested in reconstruction and stability rather than a continuation of conflicts with Israel, there are no guarantees that there will be no future escalation of hostilities or that Syria will not permit other neighboring countries to launch attacks at Israel from its territory.

In April 2024 and October 2024, Iran launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel. In June 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran aimed to disrupt Iran’s capacity to coordinate or launch further hostilities against Israel, as well as disrupt its nuclear program. As of July 29, 2025, there is a ceasefire between Israel and Iran, but hostilities between Israel and Iran may further escalate, with both sides launching attacks against one another. In addition, during the two-week fighting with Iran in June 2025, Israel closed its airspace and ceased all port activity related to commercial shipments. In case of continued escalation, certain shipments and deliveries of certain components for manufacturing and production may be significantly delayed or diverted and, therefore, may result in supply limitations and in delayed shipments to customers.

It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, such as Iran, will join the hostilities. Such hostilities may include terror and missile attacks. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. Our insurance policies do not cover losses that may occur as a result of events associated with war and terrorism.

Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies, whether as a result of hostilities in the region or otherwise. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods and cooperation with Israeli-related entities based on Israeli government policies. Such actions, particularly if they become more widespread, may adversely impact our ability to collaborate with other third parties. Any hostilities involving Israel, any interruption or curtailment of trade or scientific cooperation between Israel and its present partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and operations. Moreover, we cannot predict how this war will ultimately affect Israel’s economy in general, which may involve a downgrade in Israel’s credit rating by rating agencies (such as the downgrade by Moody’s of its credit rating of Israel from A1 to A2 in October 2023 and further downgrade to Baa1 with a negative outlook in September 2024, as well as the downgrade of its outlook rating from “stable” to “negative”). We may also be targeted by cyber terrorists specifically because we are an Israeli-related company.

Furthermore, the Israeli government is currently pursuing extensive changes to Israel’s judicial system, which have sparked extensive political debate. In response to the foregoing developments, a series of civil unrests and demonstrations throughout Israel took place. Additionally, individuals, organizations, and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or conduct business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. Such proposed changes may also adversely affect the labor market in Israel or lead to political instability or civil unrest. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2024 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,”, “plan,” “estimate,” “continue,” “believe,” “should,” “intend,” “project,” “predict,” “potential” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our expected submissions of a New Drug Application;

●	our ability to raise capital through the issuance of securities;

●	our ability to advance the development of our product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our assessment of the potential of our product candidates to treat certain indications;

●	our ability to successfully receive approvals from the FDA, the European Medicines Agency, or other applicable regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	our dependence on enrolment of patients in our clinical trials in order to continue development of our product candidates;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the Selling Shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants, or pre-funded warrants, that are exercised.

We intend to use the proceeds from the exercise of the Warrants, or pre-funded warrants, for a New Drug Application submission with respect to D-PLEX100, launch preparations, working capital and general corporate purposes.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2025:

●	on an actual basis;

●	on an as adjusted basis to give effect to the transactions described above under “Our Company - June 2025 Warrant Inducement Transaction and Private Placement”; and

●	on an as further adjusted basis to give effect to the transactions described above “Our Company - our June 2025 Warrant Inducement Transaction and Private Placement,” as well as the full exercise of the Warrants.

The following table should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this form.

	As of March 31, 2025
U.S. dollars in thousands	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents and short-term deposits	$8,039	$34,671	$68,991
Total debt	$6,879	$6,879	$6,879
Shareholders’ equity:
Ordinary shares, no par value per share:	-	-	-
Additional paid-in capital	275,685	302,317	336,637
Accumulated deficit	(275,599)	(275,599)	(275,599)
Total equity	86	26,718	61,038
Total capitalization	86	26,718	61,038

This above table is based on 15,897,201 Ordinary Shares outstanding as of July 27, 2025, and excludes Ordinary Shares issuable upon exercise of the Warrants (except as otherwise specified) and:

●	2,883,421 Ordinary Shares issuable upon the exercise of option outstanding under the 2012 Plan at a weighted average exercise price of $5.15 per share, of which 728,102 were vested as of July 27, 2025;

●	623,408 Ordinary Shares reserved for issuance and available for future grant under the 2012 Plan;

●	11,124,135 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants and warrants to purchase Ordinary Shares, at a weighted average exercise price of $4.23 per Ordinary Share; and

●	3,553,319 Ordinary Shares held in abeyance pursuant to applicable beneficial ownership limitations under the terms of the Inducement Letter.

SELLING SHAREHOLDERS

The Ordinary Shares being offered by the Selling Shareholders are those issuable to the Selling Shareholders upon exercise of the Warrants. For additional information regarding the issuances of those Ordinary Shares and Warrants, see “Our Company - June 2025 Warrant Inducement Transaction and Private Placement of Warrants” above. We are registering the Ordinary Shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the Ordinary Shares and , the Selling Shareholders have not had any material relationship with us within the past three years.

To our knowledge, except for (i) Mr. Nir Dror, the Chief Financial Officer of Aurum Ventures M.K.I. Ltd., who serves as a director of the Company, and (ii) Mr. Yitzhak Jacobovitz, an employee of an affiliate of AIGH Capital Management LLC, who serves as a director of the Company, within the past three years, none of the Selling Shareholders has held a position as an officer or a director of ours, nor had any other material relationship of any kind with us or any of our affiliates.

A Selling Shareholder who is an affiliate of a broker-dealer and any participating broker-dealer is deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such Selling Shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, except as set forth below, none of the Selling Shareholders is an affiliate of a broker-dealer and there are no participating broker-dealers.

The term “Selling Shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Shareholders named in the table below.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Ordinary Shares by each of the Selling Shareholders. The second column lists the number of Ordinary Shares beneficially owned by each Selling Shareholder, based on its ownership of the Ordinary Shares and Warrants, as of July 29, 2025, assuming exercise of the Warrants held by the Selling Shareholders on that date, without regard to any limitations on exercises.

The third column lists the Ordinary Shares being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of the maximum number of Ordinary Shares issuable upon exercise of the Warrants, determined as if the outstanding Warrants and were exercised in full as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Warrants, a Selling Shareholder may not exercise the warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99%, 9.99% or 24.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such Warrants which have not been exercised. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The Selling Shareholders are not making any representation that any Ordinary Shares covered by this prospectus will be offered for sale. Because we do not know how long each of the Selling Shareholders will hold the Warrants, whether any will exercise the Warrants and, upon such exercise, how long each such Selling Shareholder will hold the Ordinary Shares before selling them, and because each of the Selling Shareholders may dispose of all, none or some portion of its securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Shareholder upon completion of this offering. In addition, each Selling Shareholder may have sold, transferred or otherwise disposed of its securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change the Selling Shareholders list and the securities that may be resold.

	Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number		Percentage(2)	Number	Number	Percentage(2)
ADAR1 Partners, LP	207,900	(3)	* %	103,950	103,950	* %
Aharon Lukach	578,610	(4)	2.14%	40,000	538,610	1.99%
AIGH Investment Partners, LP.	4,072,945	(5)	9.99%	1,274,141	2,798,804	9.99%
Aurum Ventures M.K.I. Ltd.	5,001,561	(6)	18.47%	1,057,143	3,944,418	14.57%
DAFNA Lifescience Select LP	132,621	(7)	* %	51,975	80,646	* %
DAFNA Lifescience LP	387,057	(8)	1.43%	155,925	231,132	* %
Gad Yehoshua Blumrozen	22,456	(9)	* %	7,484	14,972	* %
Gil Sudai	64,908	(10)	* %	11,318	53,590	* %
Investor Company ITF Rosalind Master Fund LP	5,762,179	(11)	9.99%	2,279,178	3,483,001	9.99%
Lytton-Kambara Foundation	1,275,392	(12)	4.71%	465,840	809,552	2.99%
Megabridge Holdings Ltd.	237,554	(13)	* %	35,000	202,554	* %
Oriella Limited	731,845	(14)	2.70%	232,920	498,925	1.84%
Savium Ventures LLP	356,473	(15)	1.32%	69,876	286,597	1.06%
Shany Peleg	87,778	(16)	* %	20,000	67,778	* %
The Hewlett Fund LP	561,286	(17)	2.07%	249,480	311,806	1.15%
Triple Gate Partners, LP	588,740	(18)	2.17%	103,950	484,790	1.79%
WVP Emerging Manager Onshore Fund, LLC- AIGH Series	1,408,923	(19)	5.20%	440,145	968,778	3.58%
Xenia Venture Capital Ltd.	2,447,902	(20)	9.04%	736,110	1,711,792	6.32%
Yehuda Nir	1,373,458	(21)	4.99%	290,000	1,083,458	4.00%
Yitzhak Poran	4,158	(22)	* %	2,079	2,079	* %

*	less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of July 27, 2025, are counted as outstanding for computing the percentage of the Selling Shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other Selling Shareholder.

(2)	The applicable percentage of beneficial ownership is based on 27,077,034 Ordinary Shares that will be issued and outstanding immediately after this offering, and assumes the exercise of all of the Warrants.

(3)	Includes (i) 103,950 Ordinary Shares issued and outstanding, and (ii) 103,950 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share. Daniel Pawel Schneeberger has the voting and dispositive power over the shares held by ADAR1 Partners, LP. ADAR1 Partners, LP’s address is 3503 Wild Cherry Drive, Building 9, Austin, TX 78738. Based on information provided to us by ADAR1 Partners, LP on July 2, 2025.

(4)	Includes (i) 339,547 Ordinary Shares issued and outstanding, (ii) 40,000 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, (iii) 31,163 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $3.61 per share issued in August 2024, or the August 2024 Private Placement, and (iv) 167,900 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $5.50 per share issued in January 2024, or the January 2024 Private Placement. Mr. Lukach’s address is c/o Eli Cohen 9, Tel Aviv, Israel, 6963005. Based on information provided to us by Mr. Lukach as of June 24, 2025.

(5)	Includes (i) 481,127 Ordinary Shares issued and outstanding, (ii) 539,279 Ordinary Shares issuable upon the exercise of pre-funded warrants, (iii) 1,274,141 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, (iv) 215,619 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $3.61 per share issued in the August 2024 Private Placement, (v) 288,638 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $5.50 per share issued in the January 2024 Private Placement, and (vi) 1,274,141 Ordinary Shares held in abeyance. Orin Hirschman has the voting and dispositive power over the shares held by AIGH Investment Partners, LP. AIGH Investment Partners, LP’s address is 6006 Berkeley Ave., Baltimore, MD 21209. Based on information provided to us by AIGH Investment Partners, LP on January 7, 2025. The percentage of Ordinary Shares beneficially owned give effect to a 9.99% beneficial ownership limitation.

(6)	Includes (i) 3,082,682 Ordinary Shares issued and outstanding, (ii) 1,057,143 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, (iii) 467,451 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $3.61 per share issued in the August 2024 Private Placement, and (iv) 394,285 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $5.50 per share issued in the January 2024 Private Placement. Mr. Morris Kahn is the ultimate sole beneficial shareholder of Aurum Ventures M.K.I. Ltd., as the outstanding shares of Aurum Ventures M.K.I. Ltd are held indirectly by a trust for which Mr. Kahn is the settlor and the sole ultimate beneficiary. Consequently, Mr. Kahn may be deemed to share beneficial ownership of the Ordinary Shares held by Aurum Ventures M.K.I. Ltd. Mr. Kahn does not make day-to-day voting or investment decisions with respect to the Ordinary Shares held by Aurum Ventures M.K.I. Ltd. and therefore disclaims beneficial ownership of them except to the extent of his pecuniary interest therein. Aurum Ventures M.K.I. Ltd.’s address is 16 Aba Hillel St, Ramat Gan, Israel 5250608. Based on information provided to us by Aurum Ventures M.K.I Ltd. on June 26, 2025.

(7)	Includes (i) 51,975 Ordinary Shares issued and outstanding, (ii) 51,975 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, and (iii) 28,671 Ordinary Shares issuable upon the exercise of warrants exercisable at a price of $3.61 per share issued in the August 2024 Private Placement. Nathan Fisckell and Fariba Ghodsian have the voting and dispositive power over the shares held by DAFNA Lifescience Select LP. DAFNA Lifescience Select LP’s address is 10990 Wilshire Blvd., Suite 1400, Los Angeles, CA, 90024. Based on information provided to us by DAFNA Lifescience Select LP on June 23, 2025.

(8)	Includes (i) 155,925 Ordinary Shares issued and outstanding, (ii) 155,925 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, and (iii) 75,207 Ordinary Shares issuable upon the exercise of warrants exercisable at a price of $3.61 per share issued in the August 2024 Private Placement. Nathan Fisckell and Fariba Ghodsian have the voting and dispositive power over the shares held by DAFNA Lifescience LP. DAFNA Lifescience LP’s address is 10990 Wilshire Blvd., Suite 1400, Los Angeles, CA, 90024. Based on information provided to us by DAFNA Lifescience LP on June 23, 2025.

(9)	Includes (i) 14,968 Ordinary Shares issued and outstanding, and (ii) 7,484 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share. Mr. Blumrozen’s address is 116 Ben Yehuda, Tel Aviv, Israel, 6340126. Based on information provided to us by Mr. Blumrozen as of June 23, 2025.

(10)	Includes (i) 2,365 Ordinary Shares issued and outstanding held by Market Bridges, an entity that is fully owned by Mr. Sudai, (ii) 36,596 Ordinary Shares issued and outstanding, (iii) 11,318 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, (iv) 4,155 Ordinary Shares issuable upon the exercise of warrants exercisable at a price of $3.61 per share issued in the August 2024 Private Placement, and (v) 10,474 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $5.50 per share issued in the January 2024 Private Placement. Mr. Sudai’s address is 14 Revivim St., Tel Aviv, Israel 6935452. Mr. Sudai has indicated that he is an affiliate of a broker-dealer. Based on information provided to us by Mr. Sudai on June 24, 2025.

(11)	Includes (i) 975,462 Ordinary Shares issued and outstanding, (ii) 2,279,178 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, and (iii) 228,361 Ordinary Shares issuable upon the exercise of warrants exercisable at a price of $3.61 per share issued in the August 2024 Private Placement, and (iv) 2,279,178 Ordinary Shares held in abeyance. Steven Salamon has the voting and dispositive power over the shares held by Investor Company ITF Rosalind Master Fund L.P. Investor Company ITF Rosalind Master Fund L.P.’s address is TD Waterhouse, 77 Bloor St. W, Toronto, ON, Canada M5S 1M2. Based on information provided to us by Investor Company ITF Rosalind Master Fund L.P. on June 30, 2025. The percentage of Ordinary Shares beneficially owned give effect to a 9.99% beneficial ownership limitation.

(12)	Includes (i) 726,450 Ordinary Shares issued and outstanding, (ii) 465,840 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, and (iii) 83,102 Ordinary Shares issuable upon the exercise of warrants issued in the August 2024 Private Placement. Laurence Lytton has the voting and dispositive power over the shares held by the Lytton-Kambara Foundation. Lytton-Kambara Foundation’s address is 467 Central Park West 17A, New York, NY 10025. Based on information provided to us by the Lytton-Kambara Foundation on June 23, 2025.

(13)	Includes (i) 146,093 Ordinary Shares issued and outstanding, (ii) 35,000 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, (iii) 35,686 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $5.50 per share issued in the January 2024 Private Placement, and (iv) 20,775 Ordinary Shares issuable upon the exercise of warrants exercisable at a price of $3.61 per share issued in the August 2024 Private Placement. Eliezer Abugiany has the voting and dispositive power over the shares held by Megabridge Holdings Ltd. Megabridge Holdings Ltd.’s address is Ben Gurion 136A, Ramat Gan, Israel, 5243412. Based on information provided to us by Megabridge Holdings Ltd. on June 23, 2025.

(14)

Includes (i) 457,374 Ordinary Shares issued and outstanding, (ii) 232,920 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, and (iii) 41,551 Ordinary Shares issuable upon the exercise of warrants, exercisable at $3.61 per share, issued in the August 2024 Private Placement. Oriella Limited is an investment holding company. The entire share capital of Centaurus Investments Limited, the parent holding company of Oriella Limited, is held by Geneva Trust Company (GTC) SA (as trustee of the VT Two Trust). Geneva Trust Company (GTC) SA (a subsidiary of Geneva Holding Company (GHC) SA), as trustee of VT Two Trust, has the authority to dispose of and exercise control over the disposal of the assets of the VT Two Trust. POD Sàrl, of which Mr. Rodney Hodges holds 100% of the share capital, wholly owns Geneva Holding Company (GHC) SA. Mr. Hodges does not make day-to-day voting or investment decisions with respect to the Ordinary Shares held by Oriella Limited and, therefore, disclaims beneficial ownership of them except to the extent of his pecuniary interest therein. Oriella Limited’s address is 34 Rue de l’Athénée, 1206, Geneva, Switzerland. Based on information provided to us by Oriella Limited on July 1, 2025.

(15)	Includes (i) 213,883 Ordinary Shares issued and outstanding, and (ii) 72,714 Ordinary Shares issuable upon the exercise of warrants exercisable at a price of $3.61 per share issued in the August 2024 Private Placement. Frederique Meyer Erdin has the voting and dispositive power over the shares held by Savium Ventures LLP. Savium Ventures LLP’s address is P.O. Box 2660, Am Schanzengraben 23, CH-8022 Zurich, Switzerland. Based on information provided to us by Savium Ventures LLP on July 3, 2025.

(16)	Includes (i) 56,593 Ordinary Shares issued and outstanding, (ii) 20,000 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, and (iii) 11,185 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $5.50 per share issued in the January 2024 Private Placement. Mr. Peleg’s address is 6A Borochov Street, Tel Aviv, Israel 6425204. Based on information provided to us by Shany Peleg on June 26, 2025.

(17)	Includes (i) 249,480 Ordinary Shares issued and outstanding, (ii) 249,480 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, and (iv) 62,326 Ordinary Shares issuable upon the exercise of warrants exercisable at a price of $3.61 per share issued in the August 2024 Private Placement. Martin Chopp has the voting and dispositive power over the shares held by the Hewlett Fund LP. The Hewlett Fund LP’s address is 100 Merrick Road, Suite 400W, Rockville Center, NY 11570. Based on information provided to us by the Hewlett Fund LP on June 23, 2025.

(18)	Includes (i) 484,790 Ordinary Shares issued and outstanding, and (ii) 103,950 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share. Norbert Gottesman has the voting and dispositive power over the shares. Triple Gate Partners LP’s address is 961 Broadway, Suite 103 Woodmere, NY 11598. Based on information provided to us by Triple Gate Partners, LP on June 23, 2025.

(19)	Includes (i) 737,981 Ordinary Shares issued and outstanding, (ii) 54,072 Ordinary Shares issuable upon the exercise of pre-funded warrants, (iii) 440,145 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, (iv) 101,485 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $5.50 per share issued in the January 2024 Private Placement, and (v) 75,240 Ordinary Shares issuable upon the exercise of warrants exercisable at a price of $3.61 per share issued in the August 2024 Private Placement. Orin Hirschman has the voting and dispositive power over the shares held by WVP Emerging Manager Onshore Fund, LLC - AIGH Series. WVP Emerging Manager Onshore Fund, LLC - AIGH Series’ address is 6006 Berkeley Ave., Baltimore, MD 21209. Based on information provided to us by WVP Emerging Manager Onshore Fund, LLC - AIGH Series on June 23, 2025.

(20)

Includes (i) 1,587,138 Ordinary Shares issued and outstanding, (ii) 736,110 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, and (iii) 124,654 Ordinary Shares issuable upon the exercise of warrants exercisable at a price of $3.61 per share issued in the August 2024 Private Placement. Xenia Venture Capital Limited, or Xenia, is an investment holding company. The entire share capital of Centaurus Investments Limited, the parent holding company of Xenia, is held by Geneva Trust Company (GTC) SA (as trustee of the VT Two Trust). Geneva Trust Company (GTC) SA (a subsidiary of Geneva Holding Company (GHC) SA), as trustee of VT Two Trust, has the authority to dispose of and exercise control over the disposal of the assets of the VT Two Trust. POD Sàrl, of which Mr. Rodney Hodges holds 100% of the share capital, wholly owns Geneva Holding Company (GHC) SA. Mr. Hodges does not make day-to-day voting or investment decisions with respect to the Ordinary Shares held by Xenia and therefore disclaims beneficial ownership of them except to the extent of his pecuniary interest therein. Xenia’s address is Yigal Alon 76, Tel Aviv, Israel 6706701. Based on information provided to us by Xenia Venture Capital Ltd. on June 23, 2025.

(21)	Includes (i) 916,107 Ordinary Shares issued and outstanding, (ii) 290,000 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share, (iii) 125,800 Ordinary Shares issuable upon the exercise of warrants, exercisable at a price of $5.50 per share issued in the January 2024 Private Placement, and (iv) 41,551 Ordinary Shares issuable upon the exercise of warrants exercisable at a price of $3.61 per share issued in the August 2024 Private Placement. Mr. Nir’s address is 14 Moshe Lerer St., Ness Ziona, Israel, 7404981. Based on information provided to us by Mr. Nir on June 23, 2025. The percentage of Ordinary Shares beneficially owned give effect to a 4.99% beneficial ownership limitation.

(22)

Includes (i) 2,079 Ordinary Shares issued and outstanding, and (ii) 2,079 Ordinary Shares issuable upon the exercise of Warrants, exercisable at a price of $4.50 per share. Mr. Poran’s address is 12 Shalom Levin St., Tel-Aviv, Israel 6962112. Based on information provided to us by Mr. Poran on June 24, 2025.

PLAN OF DISTRIBUTION

Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the Selling Shareholders that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The consolidated financial statements PolyPid Ltd. appearing in PolyPid Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2024, have been audited by Kost, Forer, Gabbay& Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1c to the consolidated financial statements), incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$4,343
Printer fees and expenses	$1,500
Legal fees and expenses	$9,157
Accounting fees and expenses	$15,000
Total	$30,000

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and the vast majority of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, an Israeli court may enforce a United States judgment in a civil matter, which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	The judgment was obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts; however, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the public policy in Israel;

●	the judgment was not obtained by fraud, there was reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgement does not conflict with any other valid judgments in the same matter between the same parties; and

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the law of the foreign state in which it was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill its duty for the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at http://www.polypid.com. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on February 26, 2025;

●	the Company’s reports of foreign private issuer on Form 6-K furnished to the SEC on March 11, 2025 (with respect to the first two paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1), May 14, 2025 (with respect to the bullet points under the section titled “Recent Corporate Highlights,” the sections titled “Financial results for the three months ended March 31, 2025,” “Balance Sheet Highlights,” and “Forward-looking Statements” and the financial statements in the press release attached as Exhibit 99.1), May 21, 2025; May 30, 2025; June 9, 2025 (with respect to the first paragraph and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1); June 17, 2025; June 25, 2025, July 15, 2025 (with respect to the first and third paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1), and

●	the description of the Company’s Ordinary Shares in Exhibit 2.3 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, and including any further amendment or report filed which updates such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F (1) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (2) prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: PolyPid Ltd., 18 Hasivim Street, Petach Tikva 495376, Israel. Attention: Tal Vilnai, General Counsel & Corporate Secretary, telephone number: + 972 74 719 5700.

POLYPID LTD.

Up to 7,626,514 Ordinary Shares

PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, or by another person, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent the Initiation of Procedures or to Conclude Proceedings, subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and our amended and restated articles of association, and up to a certain amount, and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Exemption

Under the Companies Law, an Israeli company may not exempt and release an office holder from liability for a breach of his or her duty of loyalty, but may exempt and release, in advance, an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its amended and restated articles of association. Our amended and restated articles of association and our letter of exemption provide that we may exempt and release, in whole or in part, any office holder from liability to us for damages caused to the Company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we exempt our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law, while acting in good faith and having reasonable cause to assume that such act or omission would not prejudice the interests of the Company, provided that the indemnitee shall not be exempt with respect to any action or omission as to which, under applicable law, the Company is not entitled to exculpate the indemnitee.

Limitations

The Companies Law provides that the Company may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt and release (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 9. Exhibits

Exhibit Number	Exhibit Description
4.1	Articles of Association of PolyPid Ltd. (incorporated herein by reference to Exhibit 99.1 to our Report of Foreign Issuer on Form 6-K (File No. 001-38428) filed with the SEC on May 3, 2022).
4.2	Form of New Warrant (incorporated herein by reference to Exhibit 4.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-38428) filed with the SEC on June 17, 2025).
4.3	Form of New Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.2 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-38428) filed with the SEC on June 17, 2025).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to PolyPid Ltd.
10.1	Form of Inducement Letter (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-38428) filed with the SEC on June 17, 2025).
23.1*	Consent of Kost, Forer, Gabbay & Kasierer, Certified Public Accountants (Israel), an independent registered public accounting firm and a member firm of EY Global
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of the Registration Statement).
107*	Filing Fee Table.

*	Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Petach Tikva the state of Israel on July 29, 2025.

PolyPid Ltd.

By:	/s/ Dikla Czaczkes Akselbrad
Dikla Czaczkes Akselbrad
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of PolyPid Ltd. hereby severally constitute and appoint Dikla Czaczkes Akselbrad and Jonny Missulawin, and each of them singly, with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dikla Czaczkes Akselbrad	Chief Executive Officer, Director	July 29, 2025
Dikla Czaczkes Akselbrad	(Principal Executive Officer)

/s/ Jonny Missulawin	Chief Financial Officer	July 29, 2025
Jonny Missulawin	(Principal Financial and Accounting Officer)

/s/ Yechezkel Barenholz	Director	July 29, 2025
Yechezkel Barenholz

/s/ Yossi BenAmram	Director	July 29, 2025
Yossi BenAmram

/s/ Nir Dror	Director	July 29, 2025
Nir Dror

/s/ Yitzchak Jacobovitz	Director	July 29, 2025
Yitzchak Jacobovitz

/s/ Itzhak Krinsky	Director	July 29, 2025
Itzhak Krinsky

/s/ Robert B. Stein	Director	July 29, 2025
Robert B. Stein

/s/ Nurit Tweezer-Zaks	Director	July 29, 2025
Nurit Tweezer-Zaks

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned duly authorized representative in the United States of PolyPid Ltd., has signed this registration statement on July 29, 2025.

PolyPid Inc.

By:	/s/ Dikla Czaczkes Akselbrad
Dikla Czaczkes Akselbrad
Director
PolyPid Inc.